Exhibit 23.2
Consent Of Geological Consultant




June 20, 2005


I hereby consent to the inclusion and reference of my report dated March 7, 2003, entitled "Geology Assessment Report - Menzies Bay Group Property" in the Registration Statement on Form SB-2 filed by Tuscana Ventures, Inc. with the United States Securities and Exchange Commission. I confirm that I have reviewed Tuscana Ventures, Inc.'s summary of my geological report in its registration statement and concur will its contents. I also consent to the inclusion of my name as an expert in Tuscana Ventures, Inc.'s registration statement and the filing of this consent as an exhibit to its registration statement.



/s/ K. Warren Geiger
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Dr. K. Warren Geiger, Ph.D., P.Eng., P.Geol.